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                 [Letterhead of Sullivan & Cromwell]



                                                             March 21, 1997




Zions Bancorporation,
   One South Main, Suite 1380,
      Salt Lake City, Utah 84111.


Dear Sirs:

          In connection with the registration under the Securities Act of 1933 (the "Act") of $200,000,000 aggregate liquidation amount of 8.536% Capital Securities, Series A (the "Capital Securities") of Zions Institutional Capital Trust A, a business trust created under the laws of the State of Delaware (the "Issuer"), guaranteed (the "Guarantee") to the extent set forth in the Guarantee Agreement to be executed and delivered by Zions First National Bank, a national banking association (the "Bank") and by Zions Bancorporation, a Utah corporation (the "Holding Company"), for the benefit of the holders from time to time of the Capital Securities, and the guarantees by the
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Zions Bancorporation                                                         -2-


Holding Company of the Guarantee (the "Parent Guarantee") and of the 8.536% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") of the Bank (the "Parent Debenture Guarantee," and together with the "Parent Guarantee," the "Parent Guarantees") we, as your counsel, have examined such trust and corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

          Upon the basis of such examination, we advise you that, when:

          (i) the Registration Statement relating to the Capital Securities and the Parent Guarantees have become effective under the Act;

          (ii) the Guarantee Agreement relating to the Guarantee and the Parent Guarantee with respect to the Capital Securities of the Issuer has been duly executed and delivered;

         (iii) the Junior Subordinated Debentures have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement;

          (iv) the Parent Debenture Guarantee with respect to the Junior Subordinated Debentures has been duly endorsed thereon; and

          (v) the Capital Securities have been duly executed in accordance with the Amended and Restated Trust Agreement and issued and delivered as contemplated in the Registration Statement,
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Zions Bancorporation                                                         -3-

the Parent Guarantee and the Parent Debenture Guarantee will constitute the valid and legally binding obligations of the Holding Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York and Utah, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Utah law, we have relied upon the opinion, dated March 21, 1997, of Callister, Nebeker & McCullough, a Professional Corporation, and our opinion is subject to the same qualifications and limitations with respect to such matters as are contained in the opinion of Callister Nebeker & McCullough, a Professional Corporation. We believe you and we are justified in relying on such opinion for such matters.

          We understand that you have received an opinion regarding the Capital Securities from Richards, Layton & Finger, LLP, special Delaware counsel for the Holding
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Zions Bancorporation                                                         -4-


Company and the Issuer. We are expressing no opinion with respect to the matters contained in such opinion.

          Also, we have relied as to certain matters on information obtained from public officials, officers of the Holding Company and the Bank and Administrative Trustees of the Issuer and other sources believed by us to be responsible.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of New Capital Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                       Very truly yours,


                                                       Sullivan & Cromwell